                                                                      EXHIBIT 11


Part  II, Item 6

                                   EXHIBIT 11


                    COMPUTATION OF NET EARNINGS PER SHARE AND
                            COMMON SHARE EQUIVALENTS
                                   (Unaudited)
                      (In thousands, except per share data)


Earnings per share were computed using the weighted average number of shares outstanding plus, when dilutive, incremental shares issuable upon exercise of outstanding options under the treasury stock method.


                                             Three Months Ended            Six Months Ended
                                           Sept. 27,      Sept. 28,     Sept. 27,      Sept. 28,
                                                1997           1996          1997           1996
                                           ---------      ---------     ---------      ---------


Weighted average:

        Common shares outstanding             3,802          3,787         3,802          3,778
        Common shares equivalents                23             53            15             60
                                             ------         ------        ------         ------

                                              3,825          3,840         3,817          3,838
                                             ======         ======        ======         ======


Net earnings                                 $  510         $  339        $  999         $  651
                                             ======         ======        ======         ======


Net earnings per share of common stock       $ 0.13         $ 0.09        $ 0.26         $ 0.17
                                             ======         ======        ======         ======
